EXHIBIT 26 (d)

                           DEPOSITOR FORM NUMBER VR27


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                 TERM INSURANCE RIDER

                 THIS RIDER IS A PART OF THE POLICY TO WHICH IT IS ATTACHED IF IT IS LISTED UNDER THE RIDER SCHEDULE ON THE SCHEDULE PAGES OF THE POLICY. EXCEPT AS OTHERWISE STATED IN THIS RIDER, IT IS SUBJECT TO ALL OF THE PROVISIONS OF THE POLICY.

POLICY NUMBER:

INSURED:

RIDER INITIAL INSURANCE AMOUNT:

RIDER TOTAL INSURANCE AMOUNT: (same as above line unless there has been an increase or decrease)

EFFECTIVE DATE OF INCREASED RIDER TOTAL INSURANCE AMOUNT: (line appears only if there has been an increase)

RIDER DATE: (date rider is attached to policy)

RIDER EXPIRY DATE: (policy anniversary nearest Insured Person's 70th birthday)

FINAL CONVERSION DATE: (policy anniversary nearest Insured Person's 65th birthday)

DEFINITIONS                INSURED PERSON. The person named as Insured above
                           whose life is insured under this Rider.

                           IN FORCE. The Rider has not terminated.

                           MONTHLY CALCULATION DAY. The Monthly Calculation Day is defined in Part 1 of the policy. It is the day of the month on which the policy's Monthly Deduction is made as described in Part 4 of the Policy.

                           POLICY. The Policy to which the Rider is attached.

                           YOU. The policyowner of the Policy.

RIDER DEATH BENEFIT If the Insured Person dies while this Rider is In Force we will pay the Rider Total Insurance Amount shown above to the Rider's Beneficiary as stated in the Policy application, or as later changed by You. If no Rider Beneficiary is stated in the application, the Rider's Beneficiary shall be the same as the Policy's Beneficiary.

MONTHLY CHARGE             The Monthly Charge for this Rider is equal to the
                           monthly Cost of Insurance rate for the Insured Person multiplied by the Rider Total Insurance Amount. The monthly Cost of Insurance rate is based on the attained age, sex, and risk classification of the Insured Person. Such rate will not exceed the rates in the table attached to this Rider. The Monthly
                           Charge for each month of the first year that this Rider is In Force is shown on the Policy's Schedule
                           Pages. This Monthly Charge will increase each year thereafter. The Monthly Charge for the Rider is deducted from the Policy Value as part of the Monthly
                           Deduction for the Policy.

CONVERSION                 On any Monthly Calculation Date while this Rider is
                           In Force and on or before the Final Conversion Date.
                           You may convert the Rider Total Insurance Amount, without evidence of insurability, to a new insurance

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                           policy on the life of the Insured Person. The amount
                           of insurance coverage of the new policy may be any amount that is not less than $25,000 or greater than the Rider Total Insurance Amount. The new policy may be any Whole Life or Variable Universal Life policy that we offer at the time of conversion.

                           If the Insured Person is the same as the Policy's Insured person, You may, without evidence of insurability, convert the Rider Total Insurance Amount to increase the Face Amount of the Policy on a Policy anniversary instead of converting coverage to a separate policy. The amount of the increase of the Face Amount may be any amount that is not less than $25,000 or greater than the Rider Total Insurance Amount.

                           In order to convert insurance coverage on the Insured Person You must submit to us a written release and surrender of all claims for that Insured Person under this Rider. The policy date of the new policy, or the issue date of the increase in Policy Face Amount, will be the Monthly Calculation Date on which the conversion of insurance occurs. This Rider will terminate on such date.

CONVERSION ALLOWANCE       We will apply a Conversion Allowance to pay a portion
                           of the new policy's first year premium if the conversion is to a new policy. If the conversion is to an increase in Face Amount of the Policy, then we will apply the Conversion Allowance as a premium to the Policy. If the Face Amount of the new policy, or increase in Face Amount of the Policy, is equal to the Rider Total Insurance Amount, then the amount of Conversion Allowance is equal to the sum of the first twelve Monthly Charges for this Rider (or equal to the sum of all Monthly Charges for this Rider if less than twelve such charges have been charged). If the Face amount of the new policy, or increase in Face
                           Amount of the Policy, is less than the Rider Total
                           Insurance Amount a pro rata reduction will be made in the Conversion Allowance.

REQUEST FOR AN INCREASE    After the first Policy year, anytime that this Rider
DECREASE IN                is In Force, you may request an increase or OR
INSURANCE AMOUNT           decrease in the Rider Total Insurance Amount. Unless
                           we agree otherwise the minimum such increase or decrease shall be $25,000. The increase or decrease shall be effective on the first Monthly

                           Calculation Day on or following the date that we approve the request. However, any increase will not take effect unless the cash surrender value of the Policy at least equals the Monthly Deduction for the Policy.

                           All requests to increase the Rider Total Insurance Amount must be applied for on a supplemental application and will be subject to evidence of the Insured Person's insurability satisfactory to us. The Insured Person must be alive on the effective date of the increased Rider Total Insurance Amount.

                           We will send you a new Rider page showing the new Rider Total Insurance Amount.

RIGHT TO CANCEL RIDER      You have the right to cancel any increase in the
INSURANCE AMOUNT           Rider Total Insurance Amount pursuant to your
INCREASES                  request, within a limited time as stated below. The
                           increase in Rider Total Insurance Amount may be cancelled by returning the Rider to us at the following address:

                                  Phoenix Home Life Mutual Insurance Co.
                                  Variable and Universal Life Administration
                                  P. O. Box 942 Greenfield, MA
                                  01302-0942

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                           To cancel, You must return the Rider before the
                           latest of:

                                  1. 10 days after the new Rider page showing
                                     such increase in the Rider Total Insurance
                                     Amount is delivered to You: or

                                  2. 10 days after a Notice of Right to Cancel
                                     is delivered to You: or

                                  3. 45 days after Part 1 of the supplemental
                                     application for such increased Rider Total
                                     Insurance Amount is signed by You.

                           Upon such cancellation we will refund any Monthly Charges made under this Rider for the increase in Rider Total Insurance Amount. We will send You a new Rider page showing the former Rider Total Insurance Amount.

GENERAL PROVISIONS         CONTESTABILITY. We cannot contest the validity of
                           this Rider after it has been In Force during the lifetime of the Insured Person for two years from the Rider Date.

                           We cannot contest the validity of an increase in the Rider Total Insurance Amount after such increase has been in effect during the lifetime of the Insured Person for two years from the effective date of such increase.

                           SUICIDE. If, within two years from the Rider Date the Insured Person dies by suicide, whether sane or insane, the Rider Death Benefit will be limited to the sum of the Monthly Charges paid for this Rider. In such event, this Rider will terminate.

                           If, within two years from the effective date of an increase in Rider Total Insurance Amount the Insured Person dies by suicide, whether sane or insane, the amount we pay for the increase of the Rider Total Insurance Amount will be limited to the sum of the Monthly Charges paid for this Rider for the increase of the Rider Total Insurance Amount. In such event, the increase of the Rider Total Insurance Amount will be cancelled.

TERMINATION OF             This Rider and any insurance provided under this
THIS RIDER                 Rider will terminate on the earliest of the following
                           dates:

                                  (1) The Rider Expiry Date shown above;

                                  (2) The date of surrender or lapse of the
                                      Policy;

                                  (3) The date of payment of the Rider Death
                                      Benefit;

                                  (4) The date of payment of the Policy's
                                      Death Proceeds;

                                  (5) The date of conversion of this Rider;

                                  (6) The first Monthly Calculation Day
                                      following our receipt from you of a
                                      written request to cancel this Rider.

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